SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2020

AEROCENTURY CORP.
(Exact name of Registrant as specified in its charter)

Delaware	94-3263974
(State of Incorporation)	(I.R.S. Employer Identification No.)

000-1036848
(Commission File Number)

1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
(Address of principal executive offices including Zip Code)

650-340-1888
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NYSE American Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 10, 2020, Aerocentury Corp. (the “Company”) received a Notice of Default and Declaration of Early Termination Date of Swap Contracts dated March 10, 2020 (the “First ISDA Notice”) provided by MUFG Union Bank, N.A. (“MUFG Union”) to the Company in connection with the ISDA 2002 Master Agreement dated as of March 12, 2019 (as amended, the “ISDA Agreement”), by and between the Company, as borrower, and MUFG Bank, Ltd. ("MUFG Bank"), and all outstanding transactions thereunder. The First ISDA Notice notified the Company of the election of MUFG Bank to designate an “early termination date” of the ISDA Agreement of March 11, 2020 as a result of an event of default under the ISDA Agreement and close out the transactions outstanding thereunder.

On March 12, 2020, the Company received a Notice of Early Termination Amount Due dated as of March 12, 2020 provided by MUFG Union to the Company (the “Second ISDA Notice” and, together with the First ISDA Notice, the “ISDA Notices”) notifying the Company of an “early termination amount” due by the Company in the amount of $3,075,267.66.

The ISDA Notices constitute an event of default under the Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019, as amended (the “Credit Agreement”), by and among the Company, as borrower, the lenders party thereto from time to time, and MUFG Union, as administrative agent. At this time, the Company has not been notified of the termination of the Credit Agreement, nor has the Company been notified of any amounts payable as a result of such event of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 20, 2020

AEROCENTURY CORP.

By: /s/ Harold M. Lyons
Harold M. Lyons
Sr. V. P. Finance